LEASE AGREEMENT entered into by Mr. Miguel Ángel Terán Parra (hereinafter, referred to as the “Lessor”), together with his spouse, Mrs. María de Jesús Alarcón Cañedo, on one hand, and Minera LSG S.A. de C.V. (hereinafter referred to as “LSG”), represented by Mr. Rodney Allan Blakestad, on the other hand, pursuant to the following recitals and clauses:

RECITALS

UNDER OATH OF TELLING THE TRUTH

I. The Lessor:

A. Mrs. María de Jesús Alarcón Cañedo is the legitimate owner and the Lessor is in full and unperturbed possession of 571 Has. (five hundred seventy one) of a portion of surface rural seasonal pasture land located in the municipality of Santa Ana, Sonora,  shown and identified in the map attached hereto under letter ”A” (hereinafter, this portion of surface land shall be identified as the “Portion of Surface Land” or the “property”, indistinctly).  The Property forms part of a portion of surface land or group of portions of surface land owned by Mrs. María de Jesús Alarcón Cañedo, with a larger area, known as “Rancho Los Reyes” (hereinafter, referred to the “Ranch”).

B. With the consent of his spouse, the Lessor uses the surface land for bovine cattle and horse breeding, since it is the land use proper thereof.

C. With the irrevocable consent of his spouse, the Lessor has agreed with LSG, to give to the latter in lease, the Surface Land  which is comprised within the mining lots described in recital II (two)  (hereinafter, referred to as “the Lots”).

D.  He knows, acknowledges and accepts that the mineral substances which, in a given case, may exist in the subsoil of the Lots, are exclusively owned by the Mexican Nation (“the Nation”) and not by the Lessor; that the Nation has awarded a concession thereof to LSG or third parties who transferred the concessions to LSG, so that LSG may explore and exploit them, pursuant to the terms of the Political Constitution of the United Mexican States and the Mining Law and its Regulation; therefore, said substances shall belong to LSG once LSG extracts them and that the waste rock, tailings, slag, slag dumps, waste and other substances generated by LSG’S work on the land shall have the same legal status. Due to the foregoing, the Lessor confirms he understands and accepts as of now, absolutely and without any reserve whatsoever, that the Lessor does not have, or shall never have by virtue of entering into this agreement, any right or  interest whatsoever on the aforementioned mineral substances, waste rock, tailings, slag, slag dumps, waste and other substances referred to above.

E. The Surface Land is free and clear of liens, encumbrances, burdens or limitations, and nothing prevents the Lessor to enter into this agreement and comply herewith.

F. That his spouse, Mrs. María de Jesús Alarcón Cañedo, attends the execution hereof in order to grant her consent pursuant to what has been set forth in article  330 of the Civil Code for the State of Sonora.

II.  LSG:

A. Is a Mexican stock corporation lawfully organized through public instrument number 65,912, volume 1,604, executed before and certified by Francisco Javier Cabrera Fernández, acting notary public number 11, in exercise in Hermosillo, Sonora, on October 20, 2007, in process of registration in the Public Registry of Commerce and the Public Mining Registry.

B. Its corporate purpose, among other activities, is the mining-metallurgical industry in general and, therefore, to perform any act or enter into any agreement or contract directly or indirectly related thereto.

C. It is the holder of contractual rights on the following mining concessions:

(i)

Mining concession on the “Marisol” lot, title 220,813, registered in the Public Mining Registry under document 193, page 97, volume 339, of the Book of Mining Concessions.

(ii)

Mining concession on the “La Víbora No. 2” lot, title 177,274, registered in the Public Mining Registry under document 314, page 79, volume 239, of the Book of Mining Concessions.

(iii)

Mining concession on the “Marisol 4” lot, title 227, 381, registered in the Public Mining Registry under document 281, page 141, volume 357, of the Book of Mining Concessions.

(iv)

Mining concession on the “Marisol 5” lot, title 230,021, registered in the Public Mining Registry under document 41, page 21, volume 365, of the Book of Mining Concessions of the Public Mining Registry on July 10, 2007.

Previously and hereinafter, the aforementioned mining lots are identified herein, jointly, as the “Lots”. Hereinafter, the mining concessions covering the “Lots” shall be identified as the “Concessions”.

D. It requires the Property so that in the execution of the “Marisol” mining project (hereinafter, the “Project”), it may explore and exploit any ores which in a given case may exist in the subsoil of the Lots located on the Property. The execution of the project would fundamentally entail the construction and operation of a gold, silver, and copper mine which, in turn, would imply drilling, blasting, loading and transportation of ore and waste rock, crushing, screening, leaching and extracting or separating ores through chemical substances and processes and others.

E.  It has agreed with the Lessor and his spouse, to enter into this agreement in order to take the property in lease, precisely for the purposes stated in the foregoing paragraph “D”.

III. The Lessor and LSG:

A. They mutually acknowledge their existence and subsistence, as well as the appointments and powers and authority of the parties entering into this agreement in their respective representation, for having had before them and their legal counsel having analyzed the documents that prove their capacity as such.

B. Their respective statements under oath of telling the truth and the assurances each of them has given with respect to the truthfulness and accurateness thereof have induced the parties and their respective representatives to grant their contractual consent and that said contractual consent would not have been granted if not for those assurances and statements.

C. This agreement has not been negotiated nor signed under any influence or determination of fraud, bad faith, violence, illegality, injury, error, reverential fear or disability or any other defect of the will or consent.

Due to that which has been declared and their respective interests, the Lessor and LSG  enter into this Lease Agreement  and bind themselves pursuant to the following:

CLAUSES:

FIRST. LEASE.

With the consent of his respective spouse, the Lessor leases the property to LSG for the purpose that LSG at its entire discretion, may conduct the works and mining exploration and/or exploitation activities referred to in the second clause and the environmental reclamation that must be done pursuant to the applicable official Mexican laws, regulations, and norms.  LSG accepts and receives the Property in lease for the aforementioned purposes, in accordance to what has been stipulated in the remainder of this Agreement.

SECOND. LSG’S RIGHTS.

By virtue of this lease agreement, LSG shall have the exclusive right, but not the obligation, to temporary occupy, use, and exploit the Property (all of this under the

Lease), in order to perform all works whose purpose is exploring and/or exploiting mineral substances, which, in a given case, may exist in the Lot’s subsoil, for which, among others it may:

A.

To perform all types of mining exploration activities, that is,  all types of activities whose purpose is to identify ore deposits that could exist under the surface or in the subsoil of the Property (in the Lots), as well as to quantify and evaluate the ore reserves which could exist in these deposits. Consequently, LSG shall have the right to execute in the Property, all types of geological, geochemical, and geophysical field work and activities, as well as to dig trenches, trails, and drill pads, among others, related to mining exploration activities.

B.

To perform all types of mining exploitation activities, that is, all those activities whose purpose is (i) preparing and developing the areas comprised by the ore deposits which LSG identifies in the Lots; (ii) to detach and extract mineral products which in a given case may exist in the ore deposits referred to in the foregoing subsection (i); and (iii) to prepare, treat, smelt first hand, and refine mineral products which in a given case may exist and  may be extracted from the subsoil in any of its stages or phases, for the purpose of recovering or obtaining ores or substances, as well as to increase the concentration and purity of their content or their grade.

C.

To deposit in specific areas of the Property selected by LSG, dumps, tailings, slag, slag dumps, waste, barren rock, and other substances generated as a result of or due to the exploration and exploitation, as well as ore beneficiation activities, without any further limitations or restrictions than those set forth in the General Law of Ecological Balance and Environmental Protection (hereinafter simply identified as the “Environmental Law”) and other applicable laws.

D.

To use roads, trails, alleys and other ways of communication (hereinafter, all of these referred to as “the Roads”) which exist on the Surface Land in order to freely move and transport personnel, machinery, tools, mineral substances, and any other type of property.

E.

Freely to use the existing roads on the Ranch which may be necessary to enter and exit the property to exercise the rights as Lessee set forth herein in favor of LSG.

F.

To break padlocks and/or chains, as well as to disable doors that may prevent LSG from exercising the rights granted through paragraphs “D” and “E” of this clause.

G.

To modify and expand the traces of the already existing roads and to construct, habilitate, and to provide maintenance to new Roads on the Surface Land in order to enable the movement and transportation set forth in the foregoing paragraph “D”. In case of new roads constructed by LSG, LSG shall have the right to restrict or limit freely the access and traffic through said new road and shall also be entitled to fence them in on both sides, in order to prevent cattle from crossing and interfering with the traffic of vehicles and persons involved in LSG’S mining activities and also in order not to endanger said cattle.

H.

To fence all those areas or sites of the Property that due to safety reasons of safety, sanitation, environmental reason or any other type of reasons, in the opinion of LSG must remain isolated or have restricted access, being entitled to provide access to the Lessor for his temporary movement of cattle. At LSG’S entire discretion, the foregoing may include, even fencing all of the Property.

I.

To construct and expand and dismantle or withdraw camps, dormitories, warehouses, storage facilities, workshops, offices and installations used for LSG’S works and exploration activities.

J.

To measure and establish markers for delimiting areas or zones within the Property.

K.

To install pipelines, ducts and other means for transporting liquids and gases. .

L.

To install power generating plants and power stations or substations and to lay underground or aerial power lines.

M.

To install and operate conveyor belts for all types of materials.

N.

To clear and strip portions of land.

O.

To construct, habilitate, expand and operate open pit and underground mines, based on solutions or any others and leach areas and pads, which may imply to disable or stop using the entire area these may occupy.

P.

To construct, habilitate, expand and operate beneficiation or processing plants and mills.

Q.

To process or beneficiate products extracted from the subsoil of the Surface Land, alone or in combination or mixed with products extracted from the subsoil of other areas or surface land, including third parties other than the Lessor.

R.

Perforate wells for the extraction and utilization of water.

S.

To make all types of hydraulic works in order to have the water necessary for performing its activities and prior obtaining the concessions, permits, permission, or authorizations required pursuant to the law, to exploit or use surface water it may require for its mining works and activities.

T.

Always complying with the applicable legal provisions and orders lawfully dictated by the competent authorities, to transport, store, use and detonate the necessary explosives, at LSG’S entire discretion, for the execution of LSG’S mining works and activities on the Surface Land.

U.

To perform or conduct on the Property, any other actions, works, constructions, and activities necessary or convenient, at LSG’S entire discretion, whose purpose is preparing and developing the area comprising the ore deposit or deposits which in a given case may be identified on the lots and/or mining or extracting the mineral products or substances existing therein.

V.

In general, to perform all activities and works to which LSG is entitled as holder of the Concessions and/or rights resulting from the Concessions, pursuant to the Law.

THIRD. MISCELLANEOUS OBLIGATIONS OF THE LESSOR.

The Lessor irrevocable commits to:

A. Conduct as many actions or measures as may be necessary in order to guarantee the unperturbed, unhampered and non-restricted exercise of the rights granted to LSG hereby.

B. To refrain form any act, deed, measure or action directly or indirectly tending to disturb, hamper, or restrict the exercise of the rights granted to LSG hereby.

C.  To allow  and not to hamper, disturb, or restrict free traffic or transportation within the Property or through the Ranch toward the Property, of LSG’S officers, personnel, visitors, consultants, suppliers and/or contractors, or machinery, tools, mineral substances and goods of any other type by LSG, its contractors or said contractors’ subcontractors.

D.  To execute and to deliver to LSG or the competent authorities, applications, requests for reports, reports, permits, authorizations, consents, forms, and any other documents which the federal, state or local laws or authorities may require in order for LSG to make use of and fully exercise the rights granted to it hereby.

E.  During the Exploitation period (as defined in the fourth clause of paragraph “A”, subsection (23)) not to conduct any livestock or related activities within the Property, unless LSG authorizes the Lessor previously and in writing, to conduct such activities in specific areas within the property and for a period of time deemed acceptable and appropriate by LSG and in no case and for no reason shall this be understood as a waiver or termination of LSG’S rights as lessee, pursuant hereto.

FOURTH. CONSIDERATION FOR THE LEASE AND FOR GRANTING CONSENTS, PERMISSION AND AUTHORIZATIONS; FISCAL VOUCHERS; TAXES.

A. Consideration.

In exchange for the lease, and in exchange for other rights and consents, permission, and authorizations provided by the Lessor to LSG hereby, in generally, in exchange for all the obligations the Lessor assumes hereby and their due compliance, LSG shall pay the Lessor as follows:

(1)

US$15,000 (fifteen thousand dollars, legal tender of the United States of America) for the first year this agreement is effective, payable precisely on the date this agreement is granted and subscribed in a public instrument (hereinafter, said date shall be referred to as the “Beginning Date”).

(2)

 US$20,000 (twenty thousand dollars, legal tender of the United States of America) for the second year this agreement is effective, payable precisely on the date of the first anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(3)

US$30,000 (thirty thousand dollars, legal tender of the United States of America) for the third year this agreement is effective, payable precisely on the date of the second anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(4)

US$40,000 (forty thousand dollars, legal tender of the United States of America) for the fourth year this agreement is effective, payable precisely on the date of the third anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(5)

US$50,000 (fifty thousand dollars, legal tender of the United States of America) for the fifth year this agreement is effective, payable precisely on the date of the fourth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(6)

US$60,000 (sixty thousand dollars, legal tender of the United States of America) for the sixth year this agreement is effective, payable precisely on the date of the fifth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(7)

US$60,000 (sixty thousand dollars, legal tender of the United States of America) for the seventh year this agreement is effective, payable precisely on the date of the sixth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(8)

US$60,000 (sixty thousand dollars, legal tender of the United States of America) for the eighth year this agreement is effective, payable precisely on the date of the seventh anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(9)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the ninth year this agreement is effective, payable precisely on the date of the eighth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(10) US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the tenth year this agreement is effective, payable precisely on the date of the ninth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(11)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the eleventh year this agreement is effective, payable precisely on the date of the tenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(12)

 US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the twelfth year this agreement is effective, payable precisely on the date of the eleventh anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(13)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the thirteenth year this agreement is effective, payable precisely on the date of the twelfth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(14)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the fourteenth year this agreement is effective, payable precisely on the date of the thirteenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(15)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the fifteenth year this agreement is effective, payable precisely on the date of the fourteenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(16)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the sixteenth year this agreement is effective, payable precisely on the date of the fifteenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(17)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the seventeenth year this agreement is effective, payable precisely on the date of the sixteenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(18)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the eighteenth year this agreement is effective, payable precisely on the date of the seventeenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(19)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the nineteenth year this agreement is effective, payable precisely on the date of the eighteenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(20)

US$100,000 (one hundred thousand dollars, legal tender of the United States of America) for the twentieth year this agreement is effective, payable precisely on the date of the nineteenth anniversary of the Beginning Date or within a five calendar day term following said anniversary.

(21)

If at the beginning of the Exploitation (as it is defined below in this paragraph “A”) occurs prior to the beginning of the tenth year of effectiveness hereof, LSG shall be committed to pay US$100,000 (one hundred thousand dollars legal tender of the United States of America) as of the same year of life hereof during which the Exploitation has initiated and not the sums set forth in numerals (1) to (8) of this paragraph “A” of this fourth clause. For the foregoing purposes, LSG shall pay the Lessor once the Exploitation has begun, the sum which may be required to complete the US$100,000 (one hundred thousand dollars legal tender of the United States of America) as of the sum previously paid by LSG pursuant to numerals (1) to (8) of this paragraph “A”.  Thus, for example, if during the third year of life hereof, LSG begins the Exploitation, LSG shall pay the Lessor US$70,000 (seventy thousand dollars legal tender of the United States of America) if LSG already had paid previously the US $30,000 (thirty thousand dollars, legal tender of the United States of America) agreed to in numeral (3) of this paragraph “A”.

(22)

 LSG’S obligation to pay the sum set forth in numerals (9) to (20) of this paragraph “A” shall exist notwithstanding when the Exploitation is begun.

(23)

 For the purposes hereof, the Exploitation shall consist in the beginning of the excavation of the ore body which in a given case may exist in the Lots and/or the beginning of the preparation of said ore body for commercial production.

If the Lessor, his spouse, his employees and/or contractors fail to comply the obligations acquired through the third clause hereof, LSG’S obligation to make the subsequent payments of annual rentals shall be automatically suspended for the entire period of the corresponding non-compliance or for the period it may extend to and the term hereof, as well as all dates of payment agreed herein shall be deemed extended for a period of time equal to the duration of said non-compliance, without detriment of LSG’S other rights in relation to said failure to comply, such as to demand the payment for damages and losses caused to LSG in the Project’s execution.

The sums for the considerations set forth above do not include the value added tax, which in any case shall be itemized and collected by the Lessor from LSG at the applicable lawful rate and said VAT shall be paid by LSG.

B. Invoices.

LSG shall pay to the Lessor the sums set forth in paragraph “A” of this clause against the Lessor’s delivering to LSG invoices that comply with all tax requirements and that collect and itemize the Value Added Tax at the applicable rate.

C. Taxes.

Each party shall respond for the payment of its respective taxes. The Lessor shall pay the income tax which, in a given case, may be taxable for the sums paid to him by LSG pursuant hereto and, if legally necessary, LSG shall withhold any corresponding income and/or value added tax the Lessor is committed to pay and shall deliver to the latter the respective forms for the withholdings, duly filled out for tax purposes.

D. Payments.

All payments LSG must make to the Lessor shall be paid through nominal checks made out by LSG, payable to the order of the Lessor, delivered at LSG’S domicile as set forth in the tenth clause hereof.

E. Environmental Reclamation Period.

LSG shall not be committed to pay any consideration or any other type of payment or indemnity to the Lessor while it conducts environmental reclamation, recovery or re-establishment work on the Property after the termination or rescission hereof for any reason or circumstance. The Lessor shall continue granting and entitling LSG and third parties hired by LSG, to have continuous, safe and undisturbed  access to the land where said environmental reclamation, recovery or re-establishment activities are taking or should take place.

FIFTH. LSG’S MISCELLANEOUS OBLIGATIONS.

A. Environmental Preservation.

LSG shall conduct or execute all activities it is entitled to perform pursuant hereto, stringently complying with the Environmental Law. LSG shall not reclaim, recover or re-establish land damaged by roads or other works constructed by LSG if it receives a written notice from the Lessor establishing that the latter wishes said roads or works to be preserved as such for his own use, in which case the Lessor irrevocably and unconditionally releases LSG before the competent environmental authorities from all liabilities, obligations, and burdens in relation to such land which has not been reclaimed, recovered or re-established or which shall not be reclaimed, recovered or re-established and the Lessor shall hold LSG harmless and exempt from any claims, demands, proceedings, fines, sanctions, lawsuits and investigations or administrative proceedings filed, instituted, imposed or initiated directly or indirectly in relation to the corresponding land that has not been reclaimed, recovered or re-established.  LSG shall be entitled to reclaim, recover or re-establish the land damaged by roads and other works constructed by it if, at its entire discretion, the Lessor and/or the environmental authorities have not granted to LSG a full and satisfactory release of all liabilities, obligations or debt in relation to such damaged portions of land.

For the purposes of what has been set forth in the foregoing paragraph, LSG shall notify the Lessor in regard to LSG’S intention to initiate the corresponding environmental reclamation, recovery, or re-establishment works, at least 30 (thirty) calendar days prior to the date on which it shall begin with the works and the Lessor, shall have a 10 (ten) calendar day period as of the date on which he receives said notice from LSG, to state to LSG in writing, his wish for said works not to be performed, in which case, the parties shall abide by what has been agreed to in the foregoing paragraph of this clause.

B. During the terms hereof, on the dates on which the Lessor and LSG freely agree, LSG shall provide without any cost to the Lessor, the machinery to contribute to the maintenance of roads and impoundments, as well as for the installation or construction of watering places for the Lessor’s cattle within the Property and/or the Ranch.

C. In case LSG drills and operates water wells on the property, and to the degree in which LSG’S mining and related activities on the Property may thus allow, LSG shall be committed to supply water to the Lessor so that he may give it to his cattle.

SIXTH. CONSENT FOR PURPOSES OF THE ENVIRONMENTAL LAW AND OTHER LAWS OR PURPOSES.

The Lessor irrevocably grants to LSG all consents, permission, permits, or authorizations which may be necessary (i) pursuant to the Environmental Law, so that LSG may obtain the approval of its environmental impact statement and all licenses, permits, or authorizations which the Department of the Environment and Natural Resources and/or any other competent authority may grant or confer, according to the law, so that LSG may conduct is activities pursuant hereto; (ii) so that LSG may request and obtain permits, licenses, concessions, or authorizations of any type for drilling wells and for exploiting underground or surface water belonging to the Nation and so that the respective permits, licenses, concessions, or authorizations be issued in the name of LSG without there being any need for LSG to acquire the land; (iii) pursuant to the applicable land use, human settlements, sanitation or health, labor and social prevision laws and regulations, as well as other issues related to LSG’S activities on the Property; and (iv) for the purposes set forth in article 56, fraction I (one) of the Regulation of the Mining Law. That which has been agreed to in this clause shall be deemed  as the Lessor’s consent, permission, approval, permit, or authorization for all ends or purposes specified above; no additional or other consent, permission, approval, permit, or authorization shall be required.

Prior to the drilling of wells in the Property’s area, LSG shall consult with the Lessor and shall not take any unilateral action that may have negative effects on the water owned by the Lessor.

SEVENTH. ACTS OF GOD OR EVENTS OF FORCE MAJEURE.

LSG’S exploration works and, in general, the compliance of LSG’S obligations, as well as the term hereof shall be and shall be kept suspended during the entire duration of the act of God or event of force majeure, without it therefore being understood that LSG has failed to comply its obligations or infringed this agreement. The term hereof shall be deemed extended automatically for an equal period of time as that of the cause for the suspension stipulated in this clause, without prejudice of LSG’S right to terminate this agreement in advance.

LSG shall not be required to negotiate or compromise  with persons or groups that give place to the events of force majeure set forth in this clause, nor the obligation to object or to obtain a procedure to maintain the jurisdiction of the unconstitutionality of state or governmental or administrative which also constitute an event of force majeure pursuant to this clause.

EIGHTH. ASSIGNMENT OF RIGHTS AND OBLIGATIONS.

The Lessor irrevocably authorizes  LSG to sublet or assign some or all of the rights and obligations resulting from this agreement, without the need for an additional or latter agreement or authorization, without any further obligation for LSG than that of informing the Lessor within a thirty (30) calendar period following the date on which the subletting or assignment has taken place, of (i) the name or corporate name of the sub-lessee or assignee; (ii) the date on which the subletting or assignment took place;  (iii) the domicile of the sub-lessee or assignee; and (iv) the name  of the sub-lessee’s or assignee’s representative with whom the Lessor shall deal with in everything related to this Agreement.

NINTH. DURATION OF THE AGREEMENT, EARLY TERMINATION, LSG’S RIGHTS TO TERMINATE THE AGREEMENT.

A. Duration.

The duration of this agreement shall be 20 (twenty) years that shall be mandatory for the Lessor and voluntary for LSG and shall begin precisely on the Beginning Date and shall end exactly on the day of the twentieth anniversary of the Beginning Date, unless LSG terminates this agreement in advance, pursuant to that which has been set forth in paragraph “B” of this clause.

B. Advance Termination by LSG.

LSG may terminate this agreement at any time without any further formality that that of sending or delivering to the Lessor, a notice or notification informing thereof. The notice shall be delivered at the Lessor’s domicile as established in the tenth clause. The advance termination of the agreement, pursuant to this subsection shall release LSG of all obligations or liabilities to the Lessor, except those it must comply pursuant to the Environmental Law and the Lessor shall have no right to be indemnified or compensated in any way whatsoever due to the advance termination, which shall neither generate liabilities of any other type for LSG. Once LSG has notified of the advance termination, it shall stop all type of activities within the leased land, with the exception of ecological reclamation or recovery activities, pursuant to the Environmental Law.

The parties agree on the fact that during the term hereof, if LSG were to suspend its mining activities on the Property at any time, even totally and indefinitely, but it were not to provide to the Lessor the notice of advance termination referred to in the foregoing paragraph, this in no way shall mean or imply that LSG has opted to terminate this agreement in advance, since under said assumption of the total and indefinite suspension  of activities, this agreement shall continue in force and it shall only be deemed terminated in the cases of termination or rescission expressly set forth herein or in the law.

C. Omission in the Compliance of Obligations.

If the Lessor deems that LSG has omitted the compliance of some of its obligations hereunder, he shall notify LSG informing it that it has a 30 (thirty) calendar day term to remedy said non-compliance, to begin to remedy said non-compliance, or to prove to the Lessor that the failure to comply has not occurred. At the end of that term, if LSG has not remedied the alleged failure to comply, has not begun to remedy said non-compliance or had not initiated measures to prove to the Lessor that the non-compliance has not occurred, this agreement shall be deemed terminated in advance by LSG under the terms and  for the purposes of the foregoing subsection, without prejudice of the Lessor’s rights, pursuant to the Law, including requesting the rescission hereof if the Lessor thus deems suitable to his interests. The notice of non-compliance shall bear sufficient proof, so that LSG may take the pertinent corrective actions, pursuant to the nature of said non-compliance.

D. LSG’S Rights to Terminate or Rescind this Agreement.

LSG shall have 365 (three hundred and sixty five) calendar days as of the termination or rescission hereof for any cause, to dismantle, withdraw, remove, and transport all types of personal or real property it owns or which is owned by third parties, located in the Surface Land at the termination or rescission hereof. The Lessor shall have the obligation to allow and to facilitate to LSG said dismantling, withdrawal, removal, and transportation of the corresponding properties and the cost thereof shall be borne by LSG. The property owned by LSG which LSG does not dismantle, withdraw, remove or transport from the Surface Land within the term set forth in this subsection shall be deemed abandoned in favor of the Lessor.

TENTH. DOMICILES.

All notices, communications and notifications which the parties must or wish to give each other in relation to this agreement shall be sent or delivered to the following domiciles, unless the parties set forth another domicile, at least 15 (fifteen) calendar days  prior to the date on which the change shall become effective:

A. If for the Lessor or his spouse (or both):

Avenida Guerrero s/n

Colonia de Loma

Santa Ana, Sonora 84600

B. If for  LSG:

Minera LSG S.A. de C.V.

Ramón Corral 15

Colonia Country Club

Hermosillo, Sonora 83000

Attention of the Legal Representative

With a copy to

Bulevar Hidalgo 64

Colonia Centenario

Hermosillo, Sonora 83260

Attention: Eduardo Robles Elías

Notices and communications shall be deemed effectively given as of the business day immediately following that on which they have been received. If mail is used, notices, communications, and notifications shall always be sent by certified mail return receipt requested. Judicial summons shall be deemed effectively given on the moment deemed so pursuant to what is set forth in the applicable norms.

In case notices, notifications or communications are not addressed to the attention of the parties set forth above, although effectively sent and received, these shall not be exceptionable in prejudice of the party to which they are sent, which shall be entitled to invoke them in said party’s benefit.

ELEVENTH. CONTROVERSIES AND COMPETENT COURTS.

A. Controversies.

Disputes or controversies arising between the Lessor and LSG shall be governed by the Mining Law and its Regulation and in a supplemental way, by the mercantile laws by virtue of what has been set forth in article 1,050 (one thousand fifty) of the Commerce Code; and since the parties have thus agreed on based on article 1,051 (one thousand fifty one) of the Commerce Code, in Book Three, Fifth Title, Chapters I (one), II (two), III (three) sections III (three), IV (four), and V (five) of the Code for Civil Procedures of the State of Sonora as regards preventive injunctions or precautionary measures not set forth in the Commerce Code, in the understanding that such provisions of the Code of Civil Procedures for the State of Sonora shall be applied in cases others than those set forth in article 1,168 (one thousand one hundred sixty eight) of the Commerce Code, since in said cases (that is, in those set forth in article [one thousand one hundred sixty eight]) only preventive injunctions allowed for such cases in a limited way, by article 1,171 (one thousand one hundred seventy one) of said Commerce Code shall be applicable.

B. Competent Courts.

The courts or judges of Hermosillo shall hear any disputes or controversies related hereto; the parties waive the benefit of the competence or the jurisdiction of any other judges or courts that could correspond to them due to their domicile, territory or any other circumstances or reasons, no matter how privileged these are.

TWELFTH. GENERAL PROVISIONS.

A. Additional Documents.

The parties agree that this agreement shall be registered by LSG in the Public Registry of Property and Commerce that corresponds to the Property’s location, as well as in the registries or agencies in which it must be registered or LSG may deem prudent to register it. Besides the foregoing, the parties agree that they shall execute any additional documents and take any additional actions that may be necessary to attain the objectives hereof.

B. Entire Agreement.

This instrument contains the entire contract and agreement between the parties and there are no other contracts, promises or verbal statements that are or may be incidental or supplemental to the stipulations hereof. No change or addition to, or waiver of any of the stipulations hereof shall bind the parties, unless executed by the Lessor and an authorized representative of LSG with sufficient powers to do so; furthermore, said parties shall acknowledge their signatures and ratify the content of said written document before a notary public. No waiver of any of the parties with respect to any infringement of any of the clauses hereof shall be interpreted as a waiver in relation to subsequent infringements either of the same or a different nature.

[END OF THE TEXT OF THE AGREEMENT]